Exhibit (h)(5)

Exhibit A to the Fund Accounting Servicing Agreement

Funds with a unitary fee structure

Innovator S&P High Quality Preferred ETF

Innovator Laddered Fund of S&P 500 Power Buffer ETFs (f/k/a Innovator Lunt Low Vol/High Beta Tactical ETF)